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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Prospectus of P&L Coal Holdings Corporation for the registration of 8 7/8% series B Senior Notes due 2008 and 9 5/8% series B Senior Subordinated Notes due 2008, and to the inclusion of our report dated April 24, 1998, with respect to the combined financial statements and schedule of P&L Coal Group for the year ended March 31, 1998, the six months ended March 31, 1997, and each of the two years ended September 30, 1996, filed with the Securities and Exchange Commission.

St. Louis, MO                                   /Ernst & Young LLP/
July 10, 1998